Exhibit 10.3

May 24, 2018

Mr. David P. Storch

1270 Linden Avenue

Highland Park, IL 60035

RE:                          Post-Retirement

Dear David:

This letter agreement sets forth the terms and conditions of your service as Non-Executive Chairman of the Board of Directors of AAR effective June 1, 2018, and your consulting arrangement with AAR for the period June 1, 2018 through May 31, 2019.

In consideration of the mutual promises in this letter agreement, you and we hereby agree to the following:

1.                                      Board Service.

(a)                                 Following your retirement as an employee of AAR on May 31, 2018, you will become Non-Executive Chairman of the Board of Directors of AAR on June 1, 2018.

(b)                                 As Non-Executive Chairman of the Board of Directors of AAR, you will receive compensation as a non-employee director of AAR in accordance with the annual director compensation program (consisting of cash compensation and stock compensation) approved each year by the Board of Directors.

(c)                                  For each year during which you serve as Non-Executive Chairman of the Board, you will receive a separate annual cash retainer of $180,000. In addition, during your tenure (i) you will retain access to your AAR-provided telephone, I-Pad, laptop and similar equipment, (ii) you will be reimbursed by the Company in an annual amount not to exceed $30,000 for an outside office, (iii) the Company will provide AAR office equipment and supplies for your outside office and (iv) you will have access to use of the corporate jet for travel on AAR business (including medical).  AAR also will provide you secretarial support through November 30, 2018 and will reimburse you after that date for secretarial support in connection with your duties as Non-Executive Chairman of the Board of Directors of AAR.

(d)                                 You will be nominated for an additional three-year term as a Class I director at the 2018 annual meeting of stockholders.

2.                                      Consulting Arrangement.

(a)                                 As provided in your current employment agreement, you will serve as a consultant to AAR, working directly with the Chief Executive Officer of AAR, for the period June 1, 2018 through May 31, 2019.  This consulting arrangement may be renewed each year by mutual agreement of the parties.

(b)                                 You will make yourself available during the consulting period to provide consulting services to AAR, which will include: advising and mentoring AAR’s new Chief Executive Officer; advising and assisting AAR in the development and implementation of its business strategy and capital allocation plans; representing AAR to customers, suppliers, and industry partners; and such other services as reasonably requested by the Board of Directors and consistent with your other commitments.

(c)                                  AAR will pay you an annual cash retainer of $475,000, payable in equal monthly installments in arrears, for your consulting services.  If your consulting services terminate prior to the end of the consulting period, all future payment shall stop.

(d)                                 AAR and you will cooperate to ensure that a “separation from service,” as described in the regulations under Section 409A of the Internal Revenue Code, is deemed to have occurred on May 31, 2018 such that your ongoing services to the Company will be reduced to no more than 20% of the average level of services you performed for the Company over the immediately preceding thirty-six (36) month period.  To that end, it is anticipated that during each year of the consulting period you will not provide more than an aggregate of 400 hours of consulting services to AAR.

(e)                                  AAR will reimburse approved travel and related business expenses in accordance with AAR’s corporate reimbursement policy during the consulting period.

(f)                                   As a consultant, you will be an independent contractor and not an employee of AAR and you may perform your services from any location you determine to be appropriate.  You will not be entitled to active participation in or receive benefits under any AAR benefit plans, policies or programs maintained for employees, including pension, profit sharing, stock-based, vacation or fringe benefit program, other than as set forth in the letter agreement dated the date hereof pertaining to your voluntary retirement as an employee of AAR.  Your service as a consultant will not be included in determining service for any reason under such plans, policies or programs.

(g)                                  AAR will furnish you with an IRS Form 1099 in accordance with applicable law.

3.                                      Acknowledgements.                                 You acknowledge and understand that Section 8 (“Confidential Information and Restriction of Competition”) and Section 11 (“Legal Fees”) of the Employment Agreement between you and AAR, dated as of April 18, 2017 (“Employment Agreement”) will survive termination of Employment Agreement and will remain in effect.  The Company acknowledges that the terms of your Indemnification Agreement dated August 24, 1989 (the “Indemnification Agreement”), shall remain in effect while you serve as a director, Non-Executive Chairman of the Board of AAR or provide consulting services under this Agreement.

4.                                      Severability.                        If any provision of this letter agreement is, in whole or in part, illegal or unenforceable under applicable law or public policy, then only such illegal or unenforceable part shall be void and of no effect, and the balance of this letter agreement shall be construed to give effect to the intent of the parties to the greatest possible extent.

5.                                      Binding Effect.  This letter agreement is binding upon you, your heirs, executors, administrators, successors and assigns.

6.                                      Choice of Law.  This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without regard to its conflict of law rules.

Please indicate your acknowledgment of, and agreement to, the terms and conditions of this letter agreement by signing and returning a copy of this letter agreement to AAR.

Very truly yours,

AAR CORP.

By:	/s/ RONALD B. WOODARD
Name:	Ronald B. Woodard
Title:	Chairman of the Compensation Committee of the Board of Directors
Date:	May 24, 2018

AAR CORP.

By:	/s/ JOHN M. HOLMES
Name:	John M. Holmes
Title:	President and Chief Operating Officer
Date:	May 24, 2018

Acknowledged and Agreed:

By:	/s/ DAVID P. STORCH
Name:	David P. Storch
Date:	May 24, 2018